UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2010

CONSTAR INTERNATIONAL INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-16496	13-1889304
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 215.552.3700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2010, the Company appointed Scott D. Stanton as Vice President, Corporate Controller and Chief Accounting Officer. In 2009 Mr. Stanton, age 42, was the Vice President, Finance and Chief Accounting Officer, and then Executive Vice President, Accounting and Reporting, of Flotek Industries, Inc. Mr. Stanton was Vice President, Finance and Assistant Controller of Office Depot, Inc. from 2006-2008. Prior to that, Mr. Stanton was Assistant Controller, Director Expert Services at Novellis, Inc.

The Company and Mr. Stanton have entered into a severance agreement (the “Severance Agreement”) dated as of April 19, 2010 which provides that if Mr. Stanton’s employment is terminated by the Company without cause, he will receive severance equal to one-half his annual base salary and reimbursement for approximately six months of COBRA premiums. As defined in the Severance Agreement, “cause” means: (i) willful conduct by Mr. Stanton constituting a material act of gross misconduct in connection with the performance of Mr. Stanton’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than customary and de minimis use of Company property for personal purposes; (ii) the conviction of Mr. Stanton of, or plea of guilty or nolo contendere by Mr. Stanton to (A) any felony or (B) a misdemeanor (involving moral turpitude or fraud) either of which result in incarceration; (iii) willful acts of moral turpitude by Mr. Stanton that result in material financial loss to the Company or any of its subsidiaries; (iv) Mr. Stanton’s willful and material failure to follow the lawful reasonable instructions of the Company’s board (other than by reason of Mr. Stanton’s physical or mental illness, incapacity or disability), provided that the Company will first provide Mr. Stanton written notice specifying the alleged failure, and Mr. Stanton shall have 30 days from the receipt of such notice to comply, in the event of which cure Mr. Stanton’s employment may not be terminated for cause in respect of such alleged failure; (v) a material and willful breach by Mr. Stanton of the Severance Agreement or of any other written agreement between Mr. Stanton (on the one hand) and the Company or any of its subsidiaries or affiliates (on the other hand) (including, without limitation, any breach of any of the provisions contained in the Confidentiality Agreement (as defined in the Severance Agreement)), provided that the Company will first provide Mr. Stanton written notice specifying the nature of the breach, and Mr. Stanton shall have 30 days from the receipt of such notice to cure the breach, in the event of which cure Mr. Stanton’s employment may not be terminated for cause in respect of such cured breach; (vi) Mr. Stanton’s willful and material violation of any of the Company’s written employment policies, other than inadvertent disclosures of confidential information, provided that the Company will first provide Mr. Stanton written notice specifying the nature of the violation, and Mr. Stanton shall have 30 days from the receipt of such notice to cure the violation, in the event of which cure Mr. Stanton’s employment may not be terminated for cause in respect of such violation; (vii) Mr. Stanton’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate (provided that if the Company believes that Mr. Stanton is not cooperating, the Company must first provide Mr. Stanton written notice specifying the cooperation that must be provided, and Mr. Stanton shall have 30 days from the receipt of such notice to comply, in the event of which compliance Mr. Stanton’s employment may not be terminated for cause in respect of the previously alleged failure to cooperate); or (viii) after being advised of the commencement of any such investigation, the willful destruction or willful failure to preserve documents or other materials known to be relevant to any such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with any such investigation. Mr. Stanton’s initial annual base salary is $225,000. The foregoing is not a complete description of the Severance Agreement, which is attached as Exhibit 99.1 hereto and the terms of which are incorporated herein by reference.

Prior to Mr. Stanton’s appointment, J. Mark Borseth, the Company’s Executive Vice President and Chief Financial Officer, also served as the Company’s principal accounting officer.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Agreement, dated as of April 19, 2010, between Constar International Inc. and Scott D. Stanton.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: April 20, 2010	By:	/s/ J. Mark Borseth

Name: J. Mark Borseth
Title: Executive Vice President, Chief Financial Officer